                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                           APEX SILVER MINES LIMITED
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                      [LOGO OF APEX SILVER MINES LIMITED]

                           APEX SILVER MINES LIMITED
                     Caledonian House, 69 Jennette Street,
                          George Town, Grand Cayman,
                      Cayman Islands, British West Indies

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            To be held May 16, 2000

                               ----------------

To Our Shareholders:

  Notice is hereby given that the annual meeting of shareholders of Apex Silver Mines Limited will be held in the Iridium Room at the St. Regis Hotel, 2 East 55th Street at Fifth Avenue, New York, New York 10022, on Tuesday, May 16, 2000 at 4:00 p.m., New York City Time, for the following purposes:

    1. To elect four (4) directors to hold office until the 2003 annual meeting of shareholders or until their successors are elected;

    2. To ratify the selection of PricewaterhouseCoopers LLP as independent accountants for the current fiscal year; and

    3. To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

  Our board of directors has fixed the close of business on March 31, 2000 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting or any adjournments or postponements thereof.

  Our annual report to shareholders for the fiscal year ended December 31, 1999, including financial statements, is being mailed with this proxy statement to all of our shareholders, and your board of directors urges you to read it.

                                          By order of the Board of Directors

April 18, 2000

TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING OF SHAREHOLDERS, PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.

                           APEX SILVER MINES LIMITED
                     Caledonian House, 69 Jennette Street,
                          George Town, Grand Cayman,
                      Cayman Islands, British West Indies

                               ----------------

                                PROXY STATEMENT

                        ANNUAL MEETING OF SHAREHOLDERS

                                 MAY 16, 2000

                               ----------------

To Our Shareholders:

  This Proxy Statement is furnished to the shareholders of Apex Silver Mines Limited ("Apex Limited" or "we") in connection with the solicitation of proxies by the board of directors of Apex Limited to be voted at the annual meeting of shareholders to be held on May 16, 2000, or any postponements or adjournments of the annual meeting. Our annual meeting is being held for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement, the accompanying proxy card and the Notice of Annual Meeting are first being mailed to our shareholders on or about April 18, 2000.

  Only holders of our ordinary shares, par value $0.01 per share, at the close of business on March 31, 2000 (the "Record Date") are entitled to notice of and to vote at the annual meeting. On the Record Date, 34,471,268 ordinary shares were issued, outstanding and entitled to vote. Each ordinary share outstanding on the Record Date is entitled to one vote. The holders of a majority of our ordinary shares issued and outstanding and entitled to vote at the annual meeting, present in person or by proxy, constitutes a quorum.

  If a shareholder abstains from voting on any matter, we intend to count the abstention as present for purposes of determining whether a quorum is present at the annual meeting for the transaction of business. Unless contrary instructions are indicated on a proxy, the ordinary shares represented by such proxy will be voted FOR proposals 1 and 2. Additionally, we intend to count broker "non-votes" as present for purposes of determining the presence or absence of a quorum for the transaction of business. A non-vote occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Non-votes are not tabulated for purposes of determining whether a proposal has been approved. Abstention from voting with respect to a proposal is treated as a vote against the particular proposal.

  Any proxy may be revoked at any time before it is voted by written notice to the Chairman, by receipt of a proxy properly signed and dated subsequent to an earlier proxy, or by revocation of a written proxy by request in person at the annual meeting; but if not revoked, the ordinary shares represented by such proxy will be voted.

  The cost of this proxy solicitation will be borne by Apex Limited. In addition to solicitation by mail, our officers, directors and employees may solicit proxies by telephone, telegraph or in person. We may also request banks and brokers to solicit their customers who have a beneficial interest in our ordinary shares registered in the names of nominees, and we will reimburse banks and brokers for their reasonable out-of-pocket expenses in doing so. In addition, we have engaged American Stock Transfer and Trust Company to assist in our proxy solicitation as part of its transfer agency services.

          SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

  The following table includes information as of March 31, 2000, except as otherwise indicated, concerning the beneficial ownership of the ordinary shares by:

  . each person known by us to beneficially hold five % or more of our outstanding ordinary shares,

  .  each of our directors,

  . each executive officer of Apex Silver Mines Corporation ("Apex Corporation") named in the table set forth under "Executive Compensation and Other Information," and

  . all such executive officers of Apex Corporation and directors of our company as a group.

  We have no executive officers. We entered into a management services agreement pursuant to which we have engaged Apex Corporation, a wholly owned subsidiary of ours, to provide a broad range of corporate management and advisory services. Except as otherwise noted, we believe that all of the persons and groups shown below, based on information furnished by them, have sole voting and investment power with respect to the ordinary shares indicated.

                                                            Beneficial Ownership
                                                            --------------------
                                                             Number   Percentage
                                                            --------- ----------
Directors and 5% Shareholders of our Company
 and Executive Officers of Apex Corporation
Quantum Industrial Partners LDC(1)........................  3,405,070     9.9%
Moore Global Investments Ltd./Remington Investment
 Strategies L.P./Moore Emerging Markets(2)................  7,192,599    20.9%
Michael Comninos (3)(4)...................................     25,050       *
Harry M. Conger (3).......................................     42,925       *
Eduardo S. Elsztain (3)(5)................................    611,604     1.8%
David Sean Hanna (3)......................................     21,050       *
Ove Hoegh (3).............................................     21,050       *
Keith R. Hulley (3)(6)....................................    135,233       *
Thomas S. Kaplan (7)......................................  6,674,979    19.4%
Richard Katz (3)..........................................     21,050       *
Kevin R. Morano (3).......................................      8,653       *
Charles B. Smith..........................................      6,711       *
Paul Soros (3)(8).........................................    761,551     2.2%
Marcel F. DeGuire (3)(6)..................................     68,588       *
Mark A. Lettes (3)(6).....................................     18,682       *
Douglas M. Smith (3)(6)...................................     34,265       *
Directors of our company and officers of Apex Corporation,
 as a group...............................................  8,451,391    24.5%

--------
*  The percentage of ordinary shares beneficially owned is less than 1%.

(1) The address of Quantum Industrial Partners LDC is Kaya Flamboyan 9, Willemstad, Curacao, Netherlands Antilles. Quantum Industrial Partners LDC is an exempted limited duration company formed under the laws of the Cayman Islands. QIH Management Investor, L.P. ("QIHMI"), an investment advisory firm organized as a Delaware limited partnership, is a minority shareholder of, and is vested with investment discretion with respect to, portfolio assets held for the account of Quantum Industrial Partners LDC. The sole general partner of QIHMI is QIH Management, Inc. ("QIH Management"), a corporation formed under the laws of the State of Delaware. Mr. George Soros, the sole shareholder of QIH Management, has entered into an agreement with Soros Fund Management LLC ("SFM LLC"), a limited liability company formed under the laws of the State of Delaware, pursuant to which Mr. George Soros has, among other things, agreed to use his best efforts to cause QIH Management to act at the direction of SFM LLC (the "QIP Contract").

   Mr. George Soros is Chairman of SFM LLC, and as a result of such position and the QIP Contract, may be deemed the beneficial owner of shares held for the account of Quantum Industrial Partners LDC. Mr. Stanley F. Druckenmiller, the Lead Portfolio Manager and a member of the Management Committee of SFM LLC, by virtue of such position as Lead Portfolio Manager and the QIP Contract, also may be deemed the beneficial owner of shares held for the account of Quantum Industrial Partners LDC. Geosor Corporation, a corporation formed under the laws of the State of New York, which is wholly owned by Mr. George Soros, is the registered owner of 1,021,521 ordinary shares. EMOF LLC, a limited liability company formed under the laws of the State of Delaware, is the registered owner of 566,210 ordinary shares. EMOF Management LLC ("EMOF Management"), a Delaware limited liability company, is the manager of EMOF LLC and is vested with investment discretion with respect to portfolio assets held for the account of EMOF LLC. Mr. George Soros is the Principal Executive Officer of EMOF Management, and in such capacity may be deemed the beneficial owner of shares held for the account of EMOF.

(2) The address of Moore Global Investments Ltd./Remington Investment Strategies L.P./Moore Emerging Markets is 1251 Avenue of the Americas, 53rd Floor, New York, New York 10020. Moore Capital Management, Inc., a Connecticut corporation, is vested with investment discretion with respect to portfolio assets held for the account of Moore Global Investments, Ltd. and Moore Emerging Markets. Moore Capital Advisors, L.L.C., a New York limited liability company ("Moore Capital Advisors"), is the sole general partner of Remington Investment Strategies, L.P. Mr. Louis M. Bacon is the majority shareholder of Moore Capital Management, Inc. and is the majority equity holder of Moore Capital Advisors. As a result, Mr. Bacon may be deemed to be the indirect beneficial owner of the aggregate 7,192,599 shares held by Moore Global Investments Ltd., Moore Emerging Markets and Remington Investment Strategies L.P. The 7,192,599 shares include ordinary shares subject to warrants exercisable immediately for 1,458,333 ordinary shares by Moore Global Investments Ltd./Remington Investment Strategies L.P./Moore Emerging Markets.

(3) Amounts shown include ordinary shares subject to options exercisable within 60 days: 21,050 ordinary shares for Mr. Comninos; 42,925 ordinary shares for Mr. Conger; 21,050 ordinary shares for Mr. Elsztain; 21,050 ordinary shares for Mr. Hanna; 21,050 ordinary shares for Mr. Hoegh; 125,000 ordinary shares for Mr. Hulley; 21,050 ordinary shares for Mr. Katz; 5,653 ordinary shares for Mr. Morano; 6,711 ordinary shares for Mr. Charles Smith; 21,050 ordinary shares for Mr. Soros; 62,500 ordinary shares for Mr. DeGuire; 15,000 ordinary shares for Mr. Lettes and 31,250 ordinary shares for Mr. Douglas Smith.

(4) Mr. Comninos is the registered owner jointly with Ann Comninos of 4,000 ordinary shares.

(5) Mr. Elsztain is the registered owner of 25,000 ordinary shares. Mr. Elsztain is the Chairman and majority shareholder of Consultores Asset Management, S.A. ("Consultores"), the owner of 62,974 ordinary shares. Consultores is the sole owner of Consultores Management Company Limited ("Consultores Management"), a company formed under the laws of the Isle of Man. Consultores Management is the manager of Quantum Dolphin Limited, a private open-end investment fund formed under the laws of the Isle of Man, which is the registered owner of 502,580 ordinary shares.

(6) Amounts shown include restricted ordinary shares issued pursuant to our Employees' Share Option Plan: 6,088 restricted ordinary shares for Mr. DeGuire; 10,233 ordinary shares for Mr. Hulley; 3,682 restricted ordinary shares for Mr. Lettes; and 3,015 restricted ordinary shares for Mr. Douglas Smith.

(7) Mr. Kaplan, pursuant to voting trust agreements, has voting and dispositive control with respect to 2,739,154 ordinary shares owned by Argentum LLC and 3,935,825 ordinary shares owned by Consolidated Commodities, Ltd.

(8) Mr. Paul Soros is the registered owner of 100,000 ordinary shares. Mr. Paul Soros owns 100 percent of VDM, Inc., which is the registered owner of 640,501 ordinary shares.

Election of Directors

  Our Memorandum and Articles of Association establish a classified board of directors with three classes of directors. At each annual meeting of shareholders, the successors to the class of directors whose terms expire at that meeting are elected to serve as directors for a three year term. The board of directors has nominated for election at the annual meeting the four persons named below, to serve until the 2003 annual meeting of shareholders or until their successors are elected, and each of the four persons named below has consented to being named as a nominee. All of the nominees are currently directors of our company. The board of directors has no reason to believe any nominee will not continue to be a candidate or will not be able to serve as a director if elected. In the event that any nominee named below is unable to serve as a director, the proxy holders named in the proxies have advised that they will vote for the election of such substitute or additional nominees as the board of directors may propose. The affirmative vote of the holders of a plurality of the ordinary shares represented and entitled to vote at the annual meeting is required for the election of directors.

  The name and age of each nominee, his principal occupation for at least the past five years and other information is set forth below, based upon information furnished to us by such nominee.

Nominees For Election

Eduardo S. Elsztain, age 40, director since March 1996.

  Mr. Elsztain's term will expire in 2000. Mr. Elsztain is the founder of Consultores Asset Management S.A. also known as Consultores, a leading securities portfolio management firm in Buenos Aires, Argentina formerly known as Consultores de Inversiones Bursatiles y Financiera S.A. He has served as the President of Consultores since 1989. Mr. Elsztain is currently the Chairman of the board of directors of IRSA Inversiones y Representaciones S.A., an Argentine real estate company listed on the Buenos Aires Stock Exchange, the New York Stock Exchange and the Mexico Stock Exchange. He is also the Chairman of the board of directors of Cresud S.A.C.I.F. y A. and of SAMAP Sociedad Anonima Mercado de Abasto Proveedor, both of which are listed on the Buenos Aires Stock Exchange. Mr. Elsztain studied economics at the University of Buenos Aires.

David Sean Hanna, age 39, director since March 1996.

  Mr. Hanna's term will expire in 2000. For the past sixteen years Mr. Hanna has practiced corporate law with the Bahamian law firm of Arthur D. Hanna & Co, of which he is a partner. He is also a director of Consolidated Commodities, Ltd., which is a shareholder of our company. Mr. Hanna holds an LL.B. (Hons.) from the University of Buckingham, England and in 1983 was called first to the Bar of England and Wales and then as an attorney of the Supreme Court of The Bahamas.

Thomas S. Kaplan, age 37, director since March 1996.

  Mr. Kaplan's term will expire in 2000. Mr. Kaplan has been the Chairman of the board of directors of our company since its inception in March 1996 and is a director and was the founder of companies we acquired in 1996 through 1998. Mr. Kaplan is a principal shareholder in Consolidated Commodities Ltd., a shareholder of our company. For the past ten years, Mr. Kaplan has served as an advisor to private clients, trusts and fund managers in the field of strategic forecasting, an analytical method which seeks to identify and assess global trends in politics and economics and the way in which such trends relate to international financial markets, particularly in the developing markets of Asia, Latin America, the Middle East and Africa. Mr. Kaplan has managed numerous venture capital investments and portfolio investment accounts, and is a principal of several entities specializing in direct and portfolio investments, including Feder Information Services Corporation, Tigris Financial Group Ltd. and FMS Partners L.P. Mr. Kaplan also serves as a director of African Plantations Corporation LDC, a Cayman Islands limited duration company, which owns and operates coffee and tea plantations in eastern and southern Africa. Mr. Kaplan was educated in Switzerland and England and holds B.A., M.A., and D. Phil. degrees in history from the University of Oxford.

Kevin R. Morano, age 46, director since February 2000.

  Mr. Morano's term will expire in 2000. Mr. Morano served as President and Chief Operating Officer of ASARCO, Incorporated from April 1999 until its acquisition by Grupo de Mexico in December 1999. From January 1998 through April 1999 he served as Executive Vice President and Chief Financial Officer of ASARCO. In this capacity he was responsible for all financial functions of ASARCO and for the operations of its specialty chemical and aggregate businesses. From 1993 to January 1998, Mr. Morano served as Vice President and Chief Financial Officer of ASARCO. During this period, he was responsible for all financial functions of the company, completing the sale or acquisition of over 20 businesses or investments and an $800 million financing program and initial public offering of ASARCO's Peruvian copper mining subsidiary. Mr. Morano held various positions at ASARCO from 1978 through 1992, including General Manager of the Ray complex, ASARCO's largest copper operation in Arizona, Treasurer, Director of Financial Planning and various positions in the Controller's Department. He was employed by Coopers & Lybrand from 1974 to 1978. Mr. Morano is a certified public accountant and holds a B.A. in business administration from Drexel University and an M.B.A. from Rider University.

  The Board of Directors unanimously reccomends that the Company's shareholders vote FOR the election of Eduardo S. Elsztain, David Sean Hanna, Thomas S. Kaplan and Kevin R. Morano.

Other Directors

  Information regarding the remaining members of the Board of Directors appears below.

Michael Comninos, age 68, director since April 1997.

  Mr. Comninos' term will expire in 2001. An international financier, Mr. Comninos joined N.M. Rothschild & Sons in 1954, becoming a Partner in its corporate finance group in 1965, and, later, upon the firm's incorporation as
N. M. Rothschild & Sons Limited in 1970, a director. Prior to his retirement from the firm in 1991, Mr. Comninos served as the head of the firm's investment management and credit divisions and for 10 years served as the chairman of N.M. Rothschild & Sons (C.I.) Ltd., the firm's merchant banking affiliate in Guernsey. Mr. Comninos has served as a director of numerous listed real estate and investment funds and since August 1995 has been a member of the investment committee of the East European Food Fund, a Luxembourg investment fund managed by Jupiter Asset Management Bermuda Limited. Mr. Comninos is a member of the Institute of Investment Management and Research, The Institute of Bankers, The Institute of Chartered Secretaries and Administrators, and the Association of Corporate Treasurers.

Harry M. Conger, age 69, director since April 1997.

  Mr. Conger's term will expire in 2001. A leading figure in the international mining community, Mr. Conger has over 40 years of industry experience, rising from shift boss to Chairman and Chief Executive Officer of Homestake Mining Company, a New York Stock Exchange listed-company. He served as Chairman of Homestake from 1982 until 1997 and retired from the Chief Executive Officer position in May 1986. Over the course of his career, Mr. Conger has been involved in gold, silver, lead, zinc, uranium, sulfur, coal, iron ore and copper mining. He has been extensively involved in numerous major project developments, with both on-site and broader supervisory responsibility, including the $170 million expansion of an iron ore mine to 25 million tons of material mined per year, the $165 million greenfield development of a large 20 million tonne surface coal mine, and the $165 million development of a new gold mine with new technology. Mr. Conger is a former Chairman of the American Mining Congress and the World Gold Council and is a member of the National Academy of Engineering. He currently serves on the board of directors of ASA Limited, a closed-end portfolio of gold stocks listed on the New York Stock Exchange, and Pacific Gas and Electric Company (PG&E), a San Francisco based utility company. He retired in 1998 from the board of directors of Baker Hughes Inc., an oil and mining services company based in Houston, Texas, under their 10 year tenure rule, and from the board of directors of Cal Mat Company of Los Angeles, an integrated producer of cement, construction aggregates, pre-mixed concrete and asphalt mixes, and real estate developer.

Ove Hoegh, age 63, director since April 1997.

  Mr. Hoegh's term will expire in 2002. A member of the board of directors from July 1966 until July 1997 of Leif Hoegh & Co. ASA, a family owned shipping business with more than $1 billion in assets, Mr. Hoegh has more than 30 years of experience in the international shipping industry. From 1970 to 1982, he served as Chief Operating Officer and Chief Executive Officer of Leif Hoegh & Co. ASA. Since 1982, he has served as the senior partner of Hoegh Invest A/S, a family investment company with a diversified portfolio of technology, oil and gas and real estate holdings. In addition, Mr. Hoegh served for eight years as a member of the board of directors and executive committee of Brown Boveri (Norway), and also has served on the shareholders' councils of Esso Norway, Den Norske Creditbank, and Det Norske Veritas. Mr. Hoegh is a member of the board of the Energy Policy Foundation of Norway, a former member of the steering committee of the International Maritime Industry Forum, and a former Vice Chairman of the executive committee of the Independent Tanker Owners' Association. He served for five years as a member of the Harvard Business School Visiting Committee. Mr. Hoegh is a graduate of the Royal Norwegian Naval Academy and holds a M.B.A. from Harvard University.

Keith R. Hulley, age 60, director since April 1997.

  Mr. Hulley's term will expire in 2002. A mining engineer with more than 30 years experience, Mr. Hulley has served as the Chief Operating Officer of Apex Corporation since its formation in October 1996. He has served as President of Apex Corporation since March 1998, prior to which he served as the Executive Vice President of Apex Corporation. From early 1991 until he joined the Company, he served as a member of the board of directors and the Director of Operations at Western Mining Holdings Limited Corporation, a publicly-traded international nickel, gold and copper producer. At Western Mining, Mr. Hulley's responsibilities included supervising on a global basis strategic planning, mine production, concentrating, smelting, refining and sales. During this period, Western Mining produced on an annual basis approximately 90,000 tonnes of nickel, 700,000 ounces of gold, 80,000 tonnes of refined copper and 1,500 tonnes of uranium oxide. Mr. Hulley also supervised the development and operation of Western Mining's Mount Keith open-pit nickel mine, an A$450 million mining project. Prior to joining Western Mining, Mr. Hulley was the President, Chief Executive Officer and Chairman of the board of directors of USMX Inc., a publicly-traded precious metals exploration company. Mr. Hulley also served as the President of the minerals division and Senior Vice President for Operations of Atlas Corporation, where he was in charge of mining exploration, development and production. Previously he was Vice President of Mining and Development of the U.S. division of BP Minerals, Inc. Over the course of his career, Mr. Hulley has worked as a miner and shift supervisor in the gold mines of South Africa, Mine Operation Superintendent of Kennecott Corporation's Bingham Canyon mine which processed 100,000 tonnes of ore per day, and project manager of the early phase of the Ok Tedi exploration and development projects in Papua New Guinea. A member of the American Institute of Mining and Metallurgical Engineers and a Fellow of the Australian Institute of Mining and Metallurgy, Mr. Hulley holds a B.S. in mining engineering from the University of Witwatersrand and an M.S. in mineral economics from Stanford University.

Richard Katz, age 57, director since April 1997.

  Mr. Katz's term will expire in 2001. An investment banker specializing in international finance, Mr. Katz was a director of N.M. Rothschild & Sons Limited, London, England from 1977 until March 1993, having joined them in 1969; he was also a managing director of Rothschild Italia S.p.A., Milan, Italy from its inception in 1989 until December 1993. Mr. Katz has been a supervisory director of Quantum Fund N.V., a Netherlands Antilles investment fund, or one of its subsidiaries, since 1986. He is also a member of the board of supervisory directors of a number of other investment funds affiliated with Mr. George Soros, including Quantum Emerging Growth Fund N.V., and is the Chairman of the board of supervisory directors of Quota Fund N.V., and the Chairman of the boards of advisors of Quantum Realty Fund Limited, Asian Infrastructure Development Fund Ltd., and Quantum Industrial Holdings LDC, a shareholder of the Company. Mr. Katz has served as Vice Chairman of the board of directors of Outboard Marine Corp., a Delaware company listed on the American Stock Exchange, since September 1997. Mr. Katz has also served since July 1998 as a non-executive director of Delancey Estates Plc, which is listed on the London Stock Exchange.

Charles B. Smith, age 61, director since March 2000.

  Mr. Smith's term will expire at the annual meeting in 2001. A mining executive with more than 35 years experience, Mr. Smith served as President and Chief Executive Officer of Southern Peru Copper Company, the world's seventh largest copper producer located in southern Peru, from March to December 1999. Mr. Smith left Southern Peru Copper following the acquisition of ASARCO, Incorporated, its principal shareholder, by Grupo Mexico. Mr. Smith served as Executive Vice President and Chief Operating Officer of Southern Peru Copper Mining from March 1996 to March 1999, and as Vice President, Operations from November 1992 to March 1997. From May 1974 to November 1992, Mr. Smith served in various executive positions at Atlantic Richfield Company, including Vice President of U.S. Operations and Marketing of its subsidiary ARCO Coal Company from November 1998 to November 1992 and Vice President of Engineering and Research of its subsidiary Anaconda Minerals Company from June 1984 to November 1988. Mr. Smith's other positions at Atlantic Richfield included Vice President of General Properties and various positions at Thunder Basin Coal Company, including mine manager and President. From September 1967 to May 1974, Mr. Smith held various positions at Kaiser Steel Corporation's Eagle Mountain mine in California, including Chief Engineer and General Mine Superintendent. From May 1961 to September 1967, Mr. Smith was Mine Supervisor at Inspiration Consolidated Copper's copper mine in Globe, Arizona. Mr. Smith holds a B.S. in mining engineering from the University of Arizona.

Paul Soros, age 73, director since March 1996.

  Mr. Soros' term will expire in 2002. Principally involved in private investment activities during the past five years, Mr. Soros is a director of VDM, Inc. which is a shareholder of the Company. Mr. Soros is a member of the Investment Advisory Committee of Quantum Industrial which is a shareholder of the Company. Mr. Soros is involved in the monitoring of the Quantum Group of Fund's shareholding in Companhia Vale do Rio Doce S.A. ("CVRD") of Brazil, its participation in Global Power Investments, L.P., a joint venture with the International Finance Corporation and GE Capital Corporation to develop power projects in emerging economies, serves on the Board of Directors of TVX Gold Inc., and is an active advisor to our company. Mr. Soros is the founder and former president of Soros Associates, an international engineering firm specializing in port development and offshore terminal and material handling projects for the mining industry and other basic industries. Soros Associates was involved in projects in more than 80 countries, acting on behalf of consortia including USX Corporation, The Broken Hill Proprietary Company Limited, Alcan Aluminum Limited and Aluminum Company of America, and was involved in projects in a majority of the largest mineral ports in the world. Mr. Soros has served on the Review Panel of the President's Office of Science and Technology and the U.S.-Japan Natural Resources Commission. He received the Outstanding Engineering Achievement Award of the National Society of Professional Engineers in 1989. Mr. Soros holds a Masters degree in mechanical engineering from the Polytechnic Institute of Brooklyn and is a licensed professional engineer in New York and numerous other states. In addition, he holds several patents in material handling and offshore technology, and is the author of over 100 technical articles.

Meetings and Committees of the Board of Directors

  The Board of Directors met four times during fiscal 1999. Each director, with the exception of Richard Katz, attended 75 percent or more of the total number of such meetings and committee meetings on which he served that were held during 1999.

  Audit Committee. The Audit Committee held six meetings during 1999, and is currently comprised of Messrs. Comninos, Hoegh and Morano. The Audit Committee reviews our financial reporting process, our system of internal controls, our audit process and our process for monitoring compliance with applicable law and our code of conduct. The Audit Committee also evaluates the performance of our independent accountants.

  Compensation Committee. The Compensation Committee held one meeting during 1999, and is currently comprised of Messrs. Conger and Soros. The principal responsibilities of the Compensation Committee are to establish policies and periodically determine matters involving executive compensation, recommend changes in employee benefit programs, grant or recommend the grant of stock options and stock awards under the Company's Employees' Share Option Plan and Non-Employee Directors' Share Plan and provide counsel regarding key personnel selection.

  Project Development Committee. The Project Development Committee was established in March 2000 and is currently comprised of Messrs. Conger, Hulley, Smith and Soros. The Project Development Committee reviews and approves major development plans and progress and provides guidance to management on these matters.

Director Compensation

  Our non-employee director compensation program consists of two principal components: share options and cash payments. The Non-Employee Directors' Share Plan provides for the automatic grant of (i) a fully vested and exercisable option to purchase a number of ordinary shares equal to $50,000 divided by the closing price of the ordinary shares on the American Stock Exchange on the date of the grant to each non-employee director at the effective date of his or her initial election to the board of directors and (ii) a fully vested and exercisable option to purchase the number of ordinary shares equal to $50,000 divided by the closing price of the ordinary shares on the American Stock Exchange on the date of the grant at the close of business of each annual meeting of the shareholders of the Company, and (iii) at the close of business of each meeting of the board of directors, a fully vested and exercisable option valued at $3,000 calculated using the Black-Scholes option-pricing model to purchase ordinary shares with an exercise price equal to that of the closing price of the ordinary shares on the American Stock Exchange on such date, without regard to whether the non-employee director attends the meeting. During 1999, pursuant to the Non-Employee Directors' Share Plan, each non-employee director received options to purchase 1,060, 5,149, 858 and 883 ordinary shares at prices of $8.75, $11.69, $13.25 and $12.06, respectively.

  In addition, non-employee directors are paid $600 for attendance at Board meetings and $500 for attendance at board committee meetings. We have also agreed to reimburse the directors for all reasonable out-of-pocket costs incurred by them in connection with their services to us.

Executive Compensation and Other Information

  The following table sets forth certain information for the years indicated with respect to the compensation of the Chief Executive Officer and the four other most highly compensated executives of Apex Corporation. Amounts shown as restricted security awards represent grants of stock which is restricted for two years. Amounts shown as all other compensation represent employer contributions to the Apex Corporation 401(k) plan.

                          SUMMARY COMPENSATION TABLE

                                  Annual            Long-Term
                               Compensation        Compensation
                              --------------- ----------------------
                                              Restricted   Awards
                                               Security  Securities   All Other
                              Salary   Bonus    Awards   Underlying  Compensation
   Name and Principal    Year   ($)     ($)      ($)     Options (#)     ($)
        Position         ---- ------- ------- ---------- ----------- ------------
Thomas S. Kaplan........ 1999 275,000 187,500       --         --          --
 Chairman, Apex Silver
  Mines Limited,         1998 248,750  25,000       --         --          --
 and Chief Executive
  Officer, Apex          1997 213,000      --       --         --          --
 Corporation
Keith R. Hulley......... 1999 260,000  87,750   54,246     50,000       5,200
 President and Chief
  Operating              1998 233,750  16,250   48,750         --       5,063
 Officer, Apex
  Corporation (1)        1997 225,000      --       --         --       4,500
Marcel F. DeGuire....... 1999 192,500  60,638   20,213     25,000       5,000
 Vice President of
  Development,           1998 184,565  12,500   37,500         --       5,052
 Apex Corporation (2)    1997 180,000      --       --         --       3,600
Mark A. Lettes.......... 1999 178,000  53,400   17,800     25,000       4,777
 Vice President of
  Finance and Chief      1998 115,642   6.250   18,750     60,000          --
 Financial Officer, Apex
  Corporation (3)        1997      --      --       --         --          --
Douglas M. Smith........ 1999 130,000  29,250    9,751     15,000       3,900
 Vice President of
  Exploration,           1998 122,500   6,250   18,750         --       2,550
 Apex Corporation (4)    1997  96,666      --       --     31,250       2,400

--------

(1) Mr. Hulley's bonuses for 1999 and 1998 included 4,498 and 5,735 restricted ordinary shares, which were valued at the end of fiscal 1999 at $53,436 and $68,132, respectively.

(2) Mr. DeGuire's bonuses for 1999 and 1998 included 1,676 and 4,412 restricted ordinary shares, which were valued at the end of fiscal 1999 at $19,911 and $52,415, respectively.

(3) Mr. Lettes joined Apex Corporation on June 8, 1998. His bonuses for 1999 and 1998 included 1,476 and 2,206 restricted ordinary shares, which were valued at the end of fiscal 1999 at $17,535 and $26,207, respectively.

(4) Mr. Smith joined Apex Corporation on March 7, 1997. His bonuses for 1999 and 1998 included 809 and 2,206 restricted ordinary shares, which were valued at the end of fiscal 1999 at $9,611 and $26,207, respectively.

Share Option Grants

  The following table contains further information concerning the share option grants made to the Chief Executive Officer and the four other most highly compensated executives of Apex Corporation during the fiscal year ended December 31, 1999. All options granted in 1999 vest ratably over four years, with the first tranche vesting one year from the date of grant. In the event of a change in control (as defined in the Employees' Share Option Plan) all unexercised options are immediately exercisable in full. The weighted exercise price of share options granted during 1999 was $11.81. The percentage of total options granted to employees is based on 303,197 options granted to employees in 1999 pursuant to the Employees' Share Option Plan.

  Amounts shown as potential realizable values are based on compounded annual rates of share price appreciation of five and ten percent over the 10-year term of the options, as mandated by rules of the Securities and Exchange Commission, and are not indicative of expected share price performance. Actual gains, if any, on share option exercises are dependent on future performance of the overall market conditions, as well as the option holders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved or may be exceeded. The indicated amounts are net of the option exercise price but before taxes that may be payable upon exercise.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                        Individual Grants
                         ------------------------------------------------
                                                                           Potential Realizable
                         Number of                                           Value at Assumed
                         Securities   Percent of                           Annual Rates of Share
                         Underlying Total Options                         Price Appreciation for
                          Options     Granted to   Exercise or                  Option Term
                          Granted     Employees    Base Price  Expiration -------------------------
          Name               #      In Fiscal Year   ($/Sh)       Date      5% ($)        10% ($)
          ----           ---------- -------------- ----------- ---------- -----------   -----------
Thomas S. Kaplan........       --          --            --            --           --            --
Keith R. Hulley.........   50,000        16.0         12.06    12/14/2009       30,156        60,313
Marcel F. DeGuire.......   25,000         8.0         12.06    12/14/2009       15,078        30,156
Mark A. Lettes..........   25,000         8.0         12.06    12/14/2009       15,078        30,156
Douglas M. Smith........   15,000         5.0         12.06    12/14/2009        9,047        18,094

Option Exercises and Holdings

  The following table sets forth information with respect to the Chief Executive Officer and the four other most highly compensated executives of Apex Corporation concerning unexercised options held as of December 31, 1999.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                Number of Securities            Value of Unexercised In-
                          Shares               Underlying Unexercised             the-Money Options at
                         Acquired           Options At Fiscal Year-End(#)          Fiscal Year-End ($)
                            on     Value   ----------------------------------   -------------------------
          Name           Exercise Realized  Exercisable       Unexercisable     Exercisable Unexercisable
          ----           -------- -------- ---------------   ----------------   ----------- -------------
Thomas S. Kaplan........    --       --                   --                --         --          --
Keith R. Hulley.........    --       --              125,000            50,000    485,000          --
Marcel F. DeGuire.......    --       --               62,500            25,000    242,500          --
Mark A. Lettes..........    --       --               15,000            70,000     23,550      70,650
Douglas M. Smith........    --       --               23,437            22,812     94,812      30,312

  The value of unexercised in the money options at fiscal year-end is computed based upon a price of $11.88 per ordinary share, the closing price on December 31, 1999 as quoted by the American Stock Exchange.

Report of the Compensation Committee of the Board of Directors

  The Compensation Committee of the board of directors is responsible for establishing and administering the compensation philosophy, policies, and plans for our non-employee directors and the executive officers of our subsidiaries. The Compensation Committee's executive compensation philosophy is that compensation should largely be tied to the performance of our company and the sustained creation of shareholder value. The compensation programs also are designed to encourage share ownership. The Compensation Committee believes that such ownership effectively aligns the interests of executives with those of shareholders of our company.

  In 1998, the board of directors approved a compensation plan and incentive bonus plan for our subsidiary executive officers. These plans are based on 1998 compensation market surveys, and on the job descriptions and performance of our executives. The Compensation Committee used these plans and the award guidelines in the plans as the framework for 1999 compensation adjustments and awards. The compensation and incentive plans provide for consideration of a variety of qualitative and quantitative factors in establishing salaries and incentive compensation. For 1999, the factors considered by the Compensation Committee included the successful completion of the bankable feasibility study for San Cristobal, the sale of almost $100 million in equity securities, the progress made in exploration, and the further building and development of the management team, including important additions to the San Cristobal project management staff and to our financial staff. In addition, the Compensation Committee considered the compensation recommendations of management, and the individual performance of executives.

  Our executive compensation program consists of three principal components: base salary, awards under the Employees' Share Option Plan and incentive bonus awards. These components are described below:

  Base Salary. Executive salaries were established initially at levels consistent with the median of mining companies of similar size and growth prospects. The Compensation Committee considered the factors listed above, as well as increases in the cost of living as reported in various indices, in making the salary adjustments implemented in 1999.

  Employees' Share Option Plan. We have established the Employees' Share Option Plans for our officers, employees, consultants and agents. In 1999, the Compensation Committee made share option grants to executives which were consistent with our compensation philosophy of aligning the interests of executives with those of our shareholders and encouraging share ownership by executives. Specific grants in 1999 were determined by consideration of plan guidelines and the factors listed above. The Compensation Committee plans to consider the award of additional options to executives in future years.

  Incentive Bonus Awards. The award of incentive bonuses in 1999 was made on the basis of the recommendations by management and consideration of plan guidelines and the factors listed above. In line with aligning executives' interests with those of our shareholders and encouraging share ownership, the Compensation Committee recommended to the board of directors, who approved the recommendation, that 25 percent of the bonus awarded to the executives in 1999 be paid in the form of restricted ordinary shares. These shares are subject to forfeiture should an employee be terminated within two years of the date of the restricted share grant. The other 75 percent of the bonus awards was paid in cash. In consideration of the exceptional contribution of one executive to our company's achievements in 1999 as listed above, the Compensation Committee increased his bonus by approximately 21%, which increase was paid in restricted stock.

  Chairman's 1999 Compensation. Mr. Kaplan's base salary of $275,000 was adjusted effective January 1, 2000 to $281,875. In increasing Mr. Kaplan's salary, the Compensation Committee considered the factors listed above, as well as increases in the cost of living reported in various indices. In deciding upon Mr. Kaplan's incentive bonus award, the Compensation Committee considered Mr. Kaplan's success in raising almost $100 million in equity in a very difficult market, the factors listed above, and the plan guidelines. Based on these factors, the Compensation Committee increased the cash bonus to be paid to Mr. Kaplan to $187,500.

  Section 162(m) of the Internal Revenue Code, enacted in 1993, generally limits to $1 million the tax deductibility of compensation paid by a public company to its chief executive officer and four other most highly compensated executive officers. We are relying upon certain transition rules set forth in applicable regulations. Therefore, the Compensation Committee believes that it need not take any specific action or adopt a formal policy at the present time with respect to the deductibility of compensation under Section 162(m).

  Submitted by the Members of the Compensation Committee:

                                 Harry M. Conger
                                 Paul Soros

  The preceding report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

Performance Graph

  The Securities and Exchange Commission (the "SEC") requires that we include in this Proxy Statement a line graph presentation comparing cumulative shareholder returns on an indexed basis with a broad market index and either a published industry or line-of-business index or a group of peer companies we selected. In previous years, we have selected the Dow Jones Precious Metals Index, which reflects the market for precious metals stocks. This year we have selected the Media General Silver Index. We believe that it is more appropriate to compare shareholder returns on our ordinary shares to the Media General Silver Index, which includes only companies with silver mining investments, than to the Dow Jones Precious Metals Index, which includes a majority of companies with significant investments principally in gold mining assets. The graph below compares the cumulative total return as of December 31, 1999 on $100 invested in our ordinary shares as of the opening of trading on November 25, 1997 (the first day of trading in the ordinary shares) and in the stocks comprising the Dow Jones Precious Metals Index, the Media General Silver Index and Standard & Poor's 500, assuming the reinvestment of all dividends.


 COMPARISON OF CUMULATIVE TOTAL RETURN AMONG OUR COMPANY AND THE S&P 500, DOW
            JONES PRECIOUS METALS AND MEDIA GENERAL SILVER INDICES


                             [GRAPH APPEARS HERE]


                                                 -----------FISCAL YEAR ENDING---------
--------
COMPANY/INDEX/MARKET                11/25/1997   12/31/1997   12/31/1998     12/31/1999
Apex Silver Mines                       100.00       115.25        74.58         108.47

Precious Metals                         100.00        98.21        79.76         116.46
Silver                                  100.00       108.05        66.39          63.75
S&P Composite                           100.00       101.72       130.78         158.31

  The information under the heading "Performance Graph" shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Exchange Act of 1934, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

Compensation Committee Interlocks and Insider Participation

  The current members of the Compensation Committee of our board of directors are Messrs. Conger and Soros. Mr. Soros owns 100 percent of VDM, Inc. which is a shareholder of our company and is also a member of the Investment Advisory Committee of Quantum Industrial Partners LDC, a shareholder of our company (see "Certain Transactions").

Certain Transactions

  Larry Buchanan, the Chief Geologist of Apex Corporation, is a shareholder and director of Begeyge Minera Ltd. ("Begeyge"). We have an option to purchase a mineral property located in Honduras for $3,000,000 from Begeyge. Begeyge received no payments from us in connection with this mineral property during 1998 or 1999.

Employment Agreements and Change-in-Control Arrangements

  We have entered into employment agreements with Messrs. Hulley, DeGuire, Lettes and Smith. Each establishes a base salary and provides that the executive is eligible to participate in employee benefit programs. Each agreement provided for a share option grant made under the Employees' Share Option Plan. Twenty-five percent of the options granted to Messrs. Hulley, DeGuire and Smith vested effective on the date of the employment agreement, with an additional 25 percent vesting on the three succeeding anniversaries of the date of the employment agreement. Twenty-five percent of the options granted to Mr. Lettes vest on the four succeeding anniversaries of the date of the employment agreement. The employment agreements may be terminated by us at any time. Mr. Lettes' agreement provides six months salary and benefits in the event of termination for reasons other than cause on or after June 2, 1999 and before June 2, 2000. Messrs. Hulley, DeGuire and Lettes have agreed not to join a company whose primary business is the acquisition and development of silver mines for two years after termination of employment with our company. Mr. Smith has agreed to keep certain information confidential for two years after the termination of his employment with our company.

  Our Employees' Share Option Plan, pursuant to which Messrs. Hulley, DeGuire, Lettes and Smith hold options, provides that in the event of a change in control of our company (as defined in the Employees' Share Option Plan), all unvested options become exercisable in full.

  We have adopted a severance plan which provides benefits to employees who cease to be employed by our company due to involuntary termination without cause. As defined in the plan, involuntary termination without cause includes job elimination or consolidation, closure of a work site, reorganization or merger or reduction in work force, and does not include disability, retirement or voluntary resignation. The Chief Executive Officer and other four most highly compensated officers of Apex Corporation are eligible to participate in the plan. Under the plan, unless otherwise agreed as described below, each of the five executives would receive severance pay based on his years of continuous employment, with a minimum of 20 weeks of pay and a maximum of 52 weeks of pay, plus medical, dental, life insurance, outplacement and other benefits. In the event of a change of control as defined in the plan, the executive would receive two times the severance pay benefit described above if he is involuntarily terminated without cause within 12 months following a change of control, in addition to the other benefits described above. Under the plan, we may enter into a change of control letter agreement with any or all eligible employees, including each of the named executives, under which the benefits under the plan may be altered, and additional benefits may be provided. We expect to enter into change of control letter agreements with the named executives.

Compliance with Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10 percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of ordinary shares and other equity securities and to furnish us with copies of such reports. Mr. Elsztain reported one transaction late by filing a Form 5. We are not aware of any other delinquent filing, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required.

Ratification of Selection of Independent Accountants

  The board of directors, pursuant to the recommendation of the Audit Committee of the board of directors, unanimously recommends ratification of the selection of PricewaterhouseCoopers LLP to serve as our independent accountants for our 2000 fiscal year. PricewaterhouseCoopers LLP has served as our independent accountants since our inception. The affirmative vote of the holders of a plurality of the ordinary shares represented and entitled to vote at the annual meeting is required to ratify the selection of our independent accountants for the fiscal year 2000.

  Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate shareholder questions.

Shareholder Proposals

  Shareholders may present proposals for shareholder action in our proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by our company's action in accordance with the proxy rules. Our annual meeting of shareholders following the end of fiscal 2000 is expected to be held on or about May 16, 2001, and proxy materials in connection with that meeting are expected to be mailed on or about April 16, 2001. Shareholder proposals prepared in accordance with the proxy rules must be received by us on or before December 15, 2000 to be included in our proxy statement for that meeting. In addition, in accordance with our Articles of Association, if a shareholder proposal is not received by us on or before March 14, 2001, it will not be considered or voted on at the annual meeting. Our Articles also contain other procedures to be followed for shareholder proposals for shareholder action, including the nomination of directors.

Other Matters

  Our management and the board of directors know of no other matters to be brought before the annual meeting. If other matters are presented properly to the shareholders for action at the annual meeting and any postponements and adjournments thereof, it is the intention of the proxy holders named in the proxy to vote in their discretion on all matters on which the ordinary shares represented by such proxy are entitled to vote.

                                          By order of the Board of Directors,

                                          Thomas S. Kaplan, Chairman

  Our Annual Report on Form 10-K filed with the Securities and Exchange Commission (without exhibits) may be obtained at no charge by any shareholder entitled to vote at the annual meeting who writes to: Vice President of Investor Relations, Apex Silver Mines Corporation, 1700 Lincoln Street, Suite 3050, Denver, CO 80203.

                           APEX SILVER MINES LIMITED

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
       FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 16, 2000

          The undersigned hereby appoints Thomas S. Kaplan and Keith R. Hulley, or either of them, as proxies with full power of substitution to vote all Ordinary Shares, par value $0.01 per share, of Apex Silver Mines Limited of record in the name of the undersigned at the close of business on March 31, 2000 at the Annual Meeting of Shareholders to be held in New York, New York on May 16, 2000, or at any postponements or adjournments, hereby revoking all former proxies.

                 (Continued and to be signed on reverse side.)

                        Please date, sign and mail your
                        proxy card as soon as possible!

                        Annual Meeting of Shareholders
                           APEX SILVER MINES LIMITED

                                 May 16, 2000



logo [X] Please mark your
         votes as in this
         example using
         dark ink only

                 WITH AUTHORITY to               WITHHOLD
                vote for all nominees            AUTHORITY
              listed at right (except as       to vote for all
                marked to the contrary)           nominees
1.  ELECTION           [__]                        [__]             Nominees: Eduardo S. Elsztain
    OF
    DIRECTORS:                                                                David Sean Hanna

(INSTRUCTIONS:  TO WITHHOLD AUTHORITY TO                                      Thomas S. Kaplan
VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A
LINE THROUGH THE WITHHELD NOMINEE'S NAME                                      Kevin R. Morano
IN THE LIST AT RIGHT.)



2.  RATIFICATION OF           [__]  FOR                      [__]  AGAINST                 [_]  ABSTAIN
    PRICEWATERHOUSECOOPERS
    LLP AS INDEPENDENT
    ACCOUNTANTS

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON ANY OTHER MATTERS COMING BEFORE THE MEETING.

          THE ORDINARY SHARES REPRESENTED BY THE PROXY WILL BE VOTED ON PROPOSALS (1), (2) AND (3) IN ACCORDANCE WITH THE SPECIFICATION MADE AND "FOR" SUCH PROPOSALS IF THERE IS NO SPECIFICATION.


Dated:                  (Signature)                 (Signature)
      -----------------            -----------------           -----------------


Note: Please sign name(s) exactly as shown above. When signing as executor, administrator, trustee or guardian, give full title as such; when shares have been issued in the names of two or more persons, all should sign.